Exhibit 10.112

PROJECT STRUCTURING AGREEMENT

THIS AGREEMENT made effective on the 17th day of December, 2013 by and among:

Navig8 Limited, a company organised under the laws of Jersey, with its registered office at First Island House, Peter Street, St Helier, Jersey JE2 4SP (the “Company”); and

Navig8 DMCC, a company organised under the laws of the United Arab Emirates, with its registered office at Saba 1 Tower (Office 2702), Jumeirah Lake Towers, PO Box 214434, Dubai, United Arab Emirates (the “Adviser”).

WHEREAS:

A.            Company (or its nominee, Navig8 Crude Tankers Inc.) intends to enter into shipbuilding contracts (the “Initial Building Contracts”) for the construction of eight 300,000 DWT crude oil tankers (together the “Initial Vessels” and each a “Initial Vessel”), four to be built by Shanghai Waigaoqiao Shipbuilding Co Ltd and four to be built by Hyundai Samho Heavy Industries Co Ltd (together the “Builders” and each a “Builder”);

B.            The Company (or its nominee, Navig8 Crude Tankers Inc.) may enter into further shipbuilding contract(s) (each a “Possible Future Building Contract”, and together the “Possible Future Building Contracts”) for the construction of other crude oil tankers in the future (each a “Possible Future Vessel”, and together the “Possible Future Vessels”, the Initial Vessels and the Possible Future Vessels being together the “Vessels” and each a “Vessel”); and

C.            Company wishes to appoint and retain Adviser to provide management, consulting, structuring and other services in connection with the negotiation of the Initial Building Contracts, and any Possible Future Building Contracts. Adviser is willing and able to provide such services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties agree that, in consideration for the Adviser supplying the Services (as defined below), Company shall pay the Fee (as defined below) to the Adviser.

TERMS AND CONDITIONS

Section 1. Definitions. In this Agreement, the term:

“Applicable Laws” means, in respect of any Person, property, transaction or event, all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having authority over that Person, property, transaction or event and having the force of law, and all general principles of common law and equity.

“Books and Records” means all business reports, plans and projections and all other documents, files, correspondence and other information of Adviser with respect to the Services (whether or not in written, printed, electronic or computer printout form).

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

“Fee” means an aggregate fee of US$7,432,000 in respect of the Initial Vessels and 1% of the agreed yard base price cost of any Possible Future Vessels.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, any multinational or supranational organization, any government agency, any tribunal, labor relations board, commission or stock exchange, and any other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Parties” means Company and Adviser.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, Governmental Authority or other entity.

“Services” means the services to be provided by Adviser to Company in accordance with this Agreement, being project structuring services in relation to the proposed purchase of the Vessels, and in particular Adviser shall assist Company (or its nominee, Navig8 Crude Tankers Inc.) in originating, procuring, negotiating and executing the Initial Building Contracts and if applicable, the Possible Future Building Contracts with the Builders or, if applicable, other builders, as well as the provision of such additional services as are necessary or appropriate to effect any of the foregoing.

“Term” has the meaning given to that expression in clause 9.

“Vessels” has the meaning given to that expression in Recital B.

“Voting Securities” means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

Section 2. General. Adviser shall provide the Services in a commercially reasonable manner, as Company may from time to time direct, under the supervision of Company. Adviser shall perform the Services to be provided in accordance with good industry practice and with the skill, care and diligence to be expected of a professional supplier of such services

Section 3. Covenants. During the term of this Agreement, Adviser shall:

(a)         diligently provide or subcontract for the provision of (in accordance with Section 16 hereof) the Services to Company as an independent contractor, and be responsible to Company for the performance of the same on the terms set forth herein;

(b)         retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services; and

(c)          keep full and proper Books and Records relating to its provision of Services in accordance with established general commercial practices.

Section 4. Exclusivity. Company acknowledges that the appointment of Adviser hereunder is an exclusive appointment for the term of the Agreement (as set out in Section 9 hereinafter). Company shall not appoint any other party to perform any of the Services in relation to any of the Initial Building Contracts or the Possible Future Building Contracts during the Term, except as otherwise agreed by Adviser in writing given reasonable notice.

Section 5. Confidential Information. Adviser shall be obligated to keep confidential, both during and after the term of this Agreement, all non-public information it has acquired from Company or developed based on information provided by Company in the course of providing Services under this Agreement. Company shall be entitled to seek any equitable remedy available, including specific performance, against a breach by Adviser of this obligation. Adviser shall not resist such application for relief on the basis that Company has an adequate remedy at law, and Adviser shall waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 6. Service Fee. In consideration for Adviser providing the Services, Company shall settle the Fee.

Section 7. General Relationship Between the Parties. The relationship between Company and Adviser is that of independent contractor. The Parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture, employee or agency relationship between Company and Adviser.

Section 8. Force Majeure and Indemnity.

(a)Neither Company nor Adviser shall be under any liability for any failure to perform any of its obligations hereunder by reason of natural disaster or other acts of God. Adviser shall have no liability to Company for any loss, damage, delay or expense, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with delay to or failure to procure any Initial Building Contract or Possible Future Building Contract, or arising out of or in connection to detention of any Vessel) and however arising in the course of performance of the Services UNLESS and to the extent that such loss, damage, delay or expense results from or arises out of the fraud, negligence or willful misconduct of Adviser or their employees in connection with a Vessel.

(b) Company hereby undertakes to indemnify Adviser and its employees, agents and sub-contractors against all taxes, imposts and duties levied by any government as a result of the operations of Company or provision of the Services, whether such taxes, imposts and duties are levied on Company or Adviser. For the avoidance of doubt, such indemnity shall not apply to (i) taxes imposed on the Fee as consideration for the performance of the Services or (ii) taxes which arose out of Adviser’s negligence or willful misconduct in providing the Services. Company shall pay all taxes, dues or fines imposed on the Adviser as a result of the operations of Company or provision of the Services.

(c) It is hereby expressly agreed that no employee or agent of Adviser (including any sub-contractor from time to time employed by Adviser and the employees of such sub-contractors) shall be under any liability to Company for any loss, damage or delay arising or resulting from any act, neglect or default on his part while acting in the course of or in connection with his employment. The provisions of this Section 8 shall remain in force notwithstanding termination of this Agreement.

Section 9. Term and Termination.

(a)         The initial term of this Agreement shall commence on the date set forth in the preamble, and end on the date at which the Initial Building Contracts and any Possible Future Building Contracts have been fully executed by all relevant parties or else finally abandoned by Company (the “Term”).

(b)         This Agreement may be terminated by Company on not less than ninety (90) days notice if:

(i)             if, at any time, Adviser breaches the Agreement and the matter is unresolved after sixty (60) days;

(ii)          Adviser has been convicted of, has entered a plea of guilty or nolo contendere with respect to, or has entered into a plea bargain or settlement admitting guilt for any crime;

(iii)       Adviser has been proven to have committed fraud, or to have committed an act of willful misconduct;

(iv)      at any time, Adviser becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction, or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(v)         upon the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions of all or substantially all of Adviser’s assets to a non-Affiliated party.

(c)          This Agreement may be terminated with immediate effect by Adviser:

(i)             if, at any time, Company breaches the Agreement and the matter is unresolved after ninety (90) days;

(ii)          if a receiver is appointed for all or substantially all of the property of Company;

(iii)       if an order is made to wind-up Company;

(iv)      if a final judgment, order or decree that materially and adversely affects the ability of Company to perform this Agreement is obtained or entered against Company and such judgment, order or decree has not been vacated, discharged or stayed;

(v)         if Company makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced; or

(vi)      upon the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions of all or substantially all of Company’s assets to a non-Affiliated party.

(d)         Upon termination or expiry of this Agreement, this Agreement will be void and there shall be no liability on the part of any Party (or their respective officers, directors, employees or affiliates) except that the obligation of Company to settle amounts of Fees accrued but outstanding and the terms and conditions set forth in Section 5 shall survive such termination. After a written notice of termination has been given under this Section 9 or upon expiry, Company may direct Adviser to, at the cost of Company, undertake any actions reasonably necessary to transfer any aspect of the ownership or control of the assets of Company to Company or to any nominee of Company and to do all other things reasonably necessary to bring the appointment of Adviser to an end at the appropriate time, and Adviser shall promptly comply with all such reasonable directions. Upon termination or expiry of this Agreement, Adviser shall promptly deliver to any new manager or Company any Books and Records held by Adviser under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit the new manager of Company to assume its responsibilities.

Section 10. Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the Parties with respect to the subject matter of this Agreement and (in relation to such subject matter) supersedes and replaces all prior understandings and agreements, written or oral, between the parties.

Section 11. Amendments to Agreement. No amendment, supplement, modification or restatement of any provision of this Agreement shall be binding unless it is in writing and signed by each Person that is a Party to this Agreement at the time of the amendment, supplement, modification or restatement.

Section 12. Severability. If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

Section 13. Currency. Unless stated otherwise, all currency references herein are to United States Dollars.

Section 14. Law. This Agreement is governed by and shall be interpreted in accordance with English law. All disputes arising under or in connection with this Agreement shall be referred to arbitration in London. The arbitration shall be referred to three arbitrators (one to be appointed by each of the parties and the third by the arbitrators so chosen) in accordance with the London Maritime Arbitrators’ Association

(“LMAA”) terms in force at the relevant time. If either of the appointed arbitrators refuses to act or is incapable of acting, the party who appointed him shall appoint a new arbitrator in his place. If one party fails to appoint an arbitrator, whether originally or by substitution for two weeks after the other party, having appointed his arbitrator, has (by fax or letter) called upon the defaulting party to make the appointment, the President for the time being of the LMAA shall, upon application of the other party, appoint an arbitrator on behalf of the defaulting party and that arbitrator shall have the like powers to act in the reference and make an award (and, if the case so requires, the like duty in relation to the appointment of a third arbitrator) as if he had appointed in accordance with the terms of this Agreement.

Section 15. Notice. Notice under this Agreement shall be given (via hand delivery, registered mail, return receipt requested) as follows:

If to Company:

Navig8 Limited

c/o First Island Secretaries Limited, PO Box 236, First Island House, Peter Street, St Helier, Jersey JE4 8SG

And

If to Adviser:

Navig8 DMCC

c/o Stephen E Farmer, Saba 1 Tower (Office 2702), Jumeirah Lake Towers, PO Box 214434, Dubai, United Arab Emirates

Section 16. Subcontracting And Assignment. This Agreement is not assignable by any Party without the prior written consent of all other Parties, not to be unreasonably withheld; except that any Party may, without the prior written consent of the other Parties freely assign this Agreement to any Person that is an affiliate or subsidiary of such Party. Adviser may freely subcontract or sublicense any of its duties and obligations hereunder to provide Services to any Persons without the prior consent of Company so long as Adviser remains liable for performance of the Services and its other obligations under this Agreement.

Section 17. Conflicts of Interest. The Adviser and each of its respective shareholders, members, partners, directors, managers, employees, agents and officers, may engage in other businesses, including the ownership of shares and interest in shares, simultaneously with their activities on behalf of the Company as set forth in this Agreement, and may render services similar to those described in this Agreement for other individuals, companies, trusts or persons, and shall not by reason of engaging in such other businesses or rendering advice for others, be deemed to be acting in conflict with the interests of the Company.

Section 18. Waiver. The failure of any Party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

Section 19. Counterparts. This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, each of which shall constitute an original, and which shall together form one instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized signatories with effect from the date first written above.

Navig8 Limited

By:	/s/ Philip A Stone
Philip A Stone
Title:	Director

Navig8 DMCC

By:	/s/ Peder J Moller
Peder J Moller
Title:	Director

25th March 2014

ADDENDUM NO. 1

ADDENDUM NO. 1 to the Project Structuring Agreement dated 17 December 2013 (the “PSA”) between NAVIG8 LIMITED as the Company and NAVIG8 DMCC as the Advisor.

WHEREAS

A.                                    In accordance with recital B of the PSA, Company intends on or about the date hereof to enter into Possible Future Building Contracts (each an “Additional Shipbuilding Contract” and together the “Additional Shipbuilding Contracts”) for an additional six 300,000 DWT Very Large Crude Carrier vessels, two to be built with Shanghai Waigaoqiao Shipbuilding Co Ltd, two to be built with Hyundai Samho Heavy Industries Co Ltd and two to be built with HHIC-Phil Inc (each an “Additional Vessel” and together the “Additional Vessels”).

B.                                    Both Company and Advisor wish for Advisor to provide the Services in relation to the proposed purchase of the Additional Vessels.

C.                                    The Parties to the PSA wish to amend the Fee in respect of the Additional Vessels.

IT IS HEREBY AGREED BETWEEN COMPANY AND ADVISOR THAT

1.                                      All capitalised terms which are not defined herein shall have the meanings given to them in the PSA.

2.                                      Any reference within the PSA to the Possible Future Building Contracts shall be construed as referring also to the Additional Shipbuilding Contracts.

3.                                      Any reference within the PSA to the Possible Future Vessels shall be construed as referring also to the Additional Vessels.

4.                                      The definition of “Fee” in Section 1 is hereby deleted and replaced with the following:

““Fee” means a fee of US$13,299,127, consisting of US$7,432,000 in respect of the Initial Vessels and $5,867,127 in respect of the Possible Future Vessels which are Additional Vessels (as defined in addendum no 1 to this Agreement dated 25th March 2014), and 1% of the agreed yard base price cost of any other Possible Future Vessels.”

5.                                      All other terms and conditions contained within the PSA shall remain unaffected and in full force and effect.

6.                                      This Addendum is governed by English law and the provisions of Section 14 of the PSA shall apply to this Addendum as if it was incorporated herein with logical amendments.

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IN WITNESS WHEREOF, the parties hereto have executed this Addendum No 1 by their authorized representatives on the day and year first above written

Signed by	)
For and on behalf of	)
NAVIG8 LIMITED	)	/s/ Philip A Stone
Philip A Stone
Director

Signed by	)
For and on behalf of	)
NAVIG8 DMCC	)
/s/ Peder J Moller
Peder J Moller
Director